Exhibit 4.1
                              State of Delaware


                      Office of the Secretary of State                 PAGE 1

                             -------------------


     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "PRESIDENT CASINOS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF SEPTEMBER, 2001 A.D. 2001, AT 5:00 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                    /s/ HARRIET SMITH WINDSOR
                                    -----------------------------------------
                                    Harriet Smith Windsor, Secretary of State

2299797   8100                      AUTHENTICATION: 1363691

010480195                               DATE: 09-27-01

                    RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                          PRESIDENT CASINOS, INC.



            It is hereby certified that:


            1. (a) The present name of the corporation (hereinafter called the "corporation") is President Casinos, Inc.

            (b) The name under which the corporation was originally incorporated is President Riverboat Casinos, Inc.; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware was June 3, 1992.

             2. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation President Casinos, Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

             3. The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of
Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            PRESIDENT CASINOS, INC.

                            -----------------------

     FIRST:  The name of this Company is President Casinos, Inc.

     SECOND: The registered office of the corporation is located at 1209 Orange Street, in the city of Wilmington, County of New Castle, State of Delaware. The name of the corporation's registered agent is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful activity or act in which corporations may be engaged under the Delaware General Corporation Law.

     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is Fourteen Million One Hundred Fifty (14,150,000) shares, consisting of Fourteen Million (14,000,000) shares of Common Stock having a par value of $.06 per share, and One Hundred Fifty Thousand (150,000) shares of Preferred Stock having a par value of $.01 per share.

          The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of common stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

     FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors of the corporation.

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the Bylaws in accordance with the procedures provided in the Bylaws.

     SEVENTH: The corporation reserves the right to altar, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights granted herein are granted subject to this reservation.

     EIGHTH: The corporation shall indemnify the officers and directors of the corporation and hold them harmless to the fullest extent permitted by the provisions of the Delaware General Corporation Law. In the event that the Delaware General Corporation Law is amended, after the filing of the Certificate of Incorporation of which this article is a part, to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extend permitted by the Delaware General Corporation Law, as so amended.

          The corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that he is not entitled to be indemnified by the corporation as authorized by the Delaware Corporation Law.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

     NINTH: To the fullest extent permitted by law, a director shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article NINTH shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     TENTH:  [Intentionally omitted.]

     ELEVENTH:  [Intentionally omitted.]

     TWELFTH:  Obligations of Certain Beneficial Owners; Rights of Redemption.

          A. No Person may become the Beneficial Owner of five (5%) percent or more of any class or series of the corporation's issued and outstanding Capital Stock unless such Person agrees in writing to: (i) provide to the Gaming Authorities information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person.

          B. Notwithstanding any other provision of this Certificate, but subject to the provisions of any resolution of the Board of Directors creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

               (1) the redemption price of the shares to be redeemed pursuant to this section B of Article TWELFTH shall be equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

               (2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

               (3) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

               (4) at least thirty (30) days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

               (5) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the Beneficial Owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

               (6) such other terms and conditions as the Board of Directors shall determine.

          C. Definitions. Capitalized terms used in this Article TWELFTH shall have the meanings provided below:

               "Affiliate" and "Associate" shall have the respective meanings ascribed in such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"). The term "registrant" as used in said Rule 12b-2 shall mean the corporation.

               "Beneficial Owner" shall mean any Person who, singly or together with any of such Person's Affiliates or Associates, directly or indirectly, has "beneficial ownership" of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

               "Capital Stock" shall mean any common stock, preferred stock, special stock, or any other class or series of stock of the corporation.

               "Disqualified Holder" shall mean any Beneficial Owner of shares of Capital Stock of the corporation or any of its Subsidiaries, whose holding of shares or Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other Beneficial Holder, may result, in the judgment of the Board of Directors, in the loss or non-reinstatement of any license or franchise from any governmental agency held by the corporation or any Subsidiary to conduct any portion of the business of the corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

               "Fair Market Value" of a share of Capital Stock shall mean the average Closing Price for such a share for each of the forty-five (45) most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to Paragraph (4) of section B of Article TWELFTH; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith; and provided, further, however, that "Fair Market Value" as to any stockholder who purchases any stock subject to redemption within one hundred twenty (120) days prior to a Redemption Date shall not (unless otherwise determined by the Board of Directors) exceed the purchase price paid for such shares. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the composite tape for the New York Stock Exchange-listed stocks, or, if stock of the class or series in question is not quoted on such composite tape on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States Securities Exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System (including the National Market Systems) or any system then in use, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

               "Gaming Authorities" shall mean the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission at such time as the corporation becomes subject to its jurisdiction or any other governmental authority regulating any form of gaming that has jurisdiction over the corporation or its Subsidiaries.

               "Person" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.

               "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the corporation pursuant to section B of this Article TWELFTH.

               "Redemption Securities" shall mean any debt or equity securities of the corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the corporation), has a value, at the time notice of redemption is given pursuant to paragraph (4), section B of Article TWELFTH, at least equal to the Fair Market Value of the shares to be redeemed pursuant to section B of Article TWELFTH (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

               "Subsidiary" shall mean company of which a majority of any class of equity securities is beneficially owned by the corporation or in which the corporation or any subsidiary is a general partner.

     THIRTEENTH:  Foreign Ownership of Common Stock
          A. For purposes of this Article Thirteenth, the following terms shall have the meanings specified below:

          A Person shall be deemed to be the "Beneficial Owner" of, or to "Beneficially Own" shares of common stock to the extent that such Person would be deemed to be the beneficial owner thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time.

          "Citizen" shall mean:

          (1) any individual who is a citizen of the United States, by birth, naturalization or as otherwise authorized by law;

          (2) any corporation (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) of which not less than 75% of its stock is Beneficially Owned by Persons who are Citizens, as defined herein, (C) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in the absence or disability of such Persons are Citizens, as defined herein and (D) of which more than 50% of that number of its directors necessary to constitute a quorum are Citizens, as defined herein;

          (3) any partnership (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) all general partners of which are Citizens, as defined herein and (C) of which not less than a 75% interest is Beneficially Owned by Persons who are Citizens, as defined herein;

          (4) any association or limited liability company (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) whose president or other chief executive officer (or equivalent position), chairman of the board of directors (or equivalent committee or body) and all Persons authorized to act in the absence or disability of such Persons are Citizens, as defined herein, (C) of which not less than 75% of the voting power is Beneficially Owned by Citizens, as defined herein and (D) of which more than 50% of that number of its directors (or equivalent Persons) necessary to constitute a quorum are Citizens, as defined herein;

          (5) any joint venture (if not an association, corporation or partnership) (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof and (B) all co-ventures of which are Citizens, as defined herein; and

          (6) any trust (A) that is domiciled in and existing under the laws of the United States or of a state, territory, district or possession thereof,
(B) the trustee of which is a Citizen, as defined herein and (C) of which not less than a 75% interest is held for the benefit of Citizens, as defined herein.

          "Non-Citizen" shall mean any Person other than a Citizen.

          "Permitted Percentage" shall mean 24.9% of the shares of common stock from time to time issued and outstanding.

          "Person" shall mean an individual, partnership, corporation, trust or other entity.

          B. It is the policy of the corporation that Non-Citizens should Beneficially Own, individually or in the aggregate, no more than the Permitted Percentage of the common stock. If at any time Non-Citizens, individually or in the aggregate, become the Beneficial Owners of more than the Permitted Percentage of the common stock, then the corporation shall have the power to take the actions prescribed in sections C, D, E, and F of this Article Thirteenth. The provisions of this Article Thirteenth are intended to assure that the corporation remains in continuous compliance with the citizenship requirements of the Merchant Marine Act of 1936, as amended, the Shipping Act of 1916, as amended (collectively, the Maritime Laws') and the regulations promulgated thereunder. Any amendments to the Maritime Laws or the regulations relating to the citizenship of vessel owners are deemed to be incorporated herein by reference.

          To the extent necessary to enable the corporation to submit any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the corporation may require the record holders and the Beneficial Owners of common stock to confirm their citizenship status from time to time, and dividends payable with respect to stock held by such record holder or owned by such Beneficial Owner may, in the discretion of the Board of Directors, be withheld until confirmation of such citizenship status is received; and the stock transfer records of the corporation shall be maintained in such manner as to enable the percentage of common stock that is Beneficially Owned by Non-Citizens and by Citizens to be confirmed. The Board of Directors is authorized to take such other ministerial actions or make such interpretations as it may deem necessary or advisable in order to implement the policy set forth in this Section B of Article Thirteenth.

          C. Any transfer, or attempted transfer, of any shares of common stock, the effect of which would be to cause one or more Non-Citizens to Beneficially Own common stock in excess of the Permitted Percentage, shall be ineffective as against the corporation, and neither the corporation nor its transfer agent shall register such transfer or purported transfer on the stock transfer records of the corporation and neither the corporation not its transfer agent shall be required to recognize the transferee or purported transferee thereof as a stockholder of the corporation for any purpose whatsoever except to the extent necessary to affect any remedy available to the corporation under this Article Thirteenth. A citizenship certificate may be required from all transferees (and from any recipient upon original issuance) of common stock of the corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for a Beneficial Owner, such Beneficial Owner, and registration of transfer (or original issuance) shall be denied upon refusal to furnish such certificate.

          D. If on any date (including any record date) the number of shares of common stock that is Beneficially Owned by Non-Citizens is in excess of the Permitted Percentage (such shares herein referred to as "Excess Shares"), the corporation shall determine those shares Beneficially Owned by Non-Citizens that constitute such Excess Shares. The determination of those shares that constitute Excess Shares shall be made by reference to the date or dates such shares were acquired by Non-Citizens, starting with the most recent acquisition of shares of common stock by a Non-Citizen and including, in reverse chronological order of acquisition, all other acquisitions of shares of common stock by Non-Citizens from and after the acquisition of those shares of common stock by a Non-Citizen that first caused the Permitted Percentage to be exceeded. The determination of the corporation as to those shares that constitute the Excess Shares shall be conclusive. Shares deemed to constitute such Excess Shares (so long as such excess exists) not be accorded any voting rights and shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly brought before the stockholders of the corporation for a vote thereon. The corporation shall (so long as such excess exists) without the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) in respect of the Excess Shares. At such time as the Permitted Percentage is no longer exceeded, full voting rights shall be restored to any shares previously deemed to be Excess Shares and any dividend or distribution with respect thereto that has been withheld shall be due and paid solely to the record holders of such shares at the time the Permitted Percentage is no longer exceeded.

          E. Notwithstanding any other provisions of this Certificate, but subject to the provisions of any resolution of the Board of Directors creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, the Excess Shares shall be subject to redemption at any time by the corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

          (1)  the redemption price of the shares to be redeemed pursuant to

                                       6
this Article Thirteenth shall be equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

          (2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

          (3) if less than all the Excess shares are to be redeemed, the shares to be redeemed shall be selected in such manner as set forth in Section D of this Article Thirteenth or as otherwise determined by the Board of Directors,

          (4) at least thirty (30) days' written notice of the Redemption Date shall be given to the record holders of the Excess Shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for the Excess Shares to be redeemed;

          (5) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the record holder of Excess Shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

          (6) such other terms and conditions as the Board of Directors shall determine,

          (7) capitalization terms used in this section E of Article Thirteenth shall have the meanings provided below.

          "Fair Market Value" of a share of Capital Stock shall mean the average Closing Price for such a share for each of the forty-five (45) most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to Paragraph (4) of section E of Article Thirteenth; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith; and provided, further, however, that "Fair Market Value" as to any stockholder who purchases any stock subject to redemption within one hundred twenty (120) days prior to a Redemption Date shall not (unless otherwise determined by the Board of Directors) exceed the purchase price paid for such shares. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the composite tape for the New York Stock Exchange-listed stocks, or, if stock of the class or series in question is not quoted on such composite tape on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States Securities Exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System (including the National Market Systems) or any system then in use, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

          "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the corporation pursuant to section 5.

          "Redemption Securities" shall mean any debt or equity securities of the corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the corporation), has a value, at the time notice of redemption is given pursuant to paragraph (4), section E of Article Thirteenth, at least equal to the Fair Market Value of the shares to be redeemed pursuant to Article Thirteenth (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

          F. In determining the citizenship of the Beneficial Owners or their transferees of common stock, the corporation may rely on the stock transfer records of the corporation and the citizenship certificates given by Beneficial Owners or their transferees or any recipients (in the case of original issuance) (in each case whether such certificates have been given on their own behalf or on behalf of others) to prove the citizenship of such Beneficial Owners, transferees or recipients of the common stock. The determination of citizenship of Beneficial Owners and their transferees of the common stock may also be subject to proof in such other way or ways as the corporation may deem reasonable. The corporation may at any time require proof, in addition to the citizenship certificates, of the Beneficial Owner or proposed transferee of shares of common stock, and the payment of dividends may be withheld, and any application for transfer of ownership on the stock transfer records of the corporation may be refused, until such additional proof is submitted.

          G. Each provision of Article Thirteenth is intended to be severable from every other provision. If any one or more of the provisions contained in this Article Thirteenth is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article Thirteenth shall not be affected, and this Article Thirteenth shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained therein.

     IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Company, has executed, signed and acknowledged this Restated Certificate of Incorporation this 26th day of September, 2001.


                                           /s/ Ralph J. Vaclavik
                                           ---------------------------------
                                           RALPH J. VACLAVIK
                                           Senior Vice President and
                                           Chief Financial Officer


[Corporate Seal]



ATTEST:


/s/ John S. Aylsworth
-------------------------
JOHN S. AYLSWORTH
President and Chief Operating Officer